Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

First Quarter 2022 Financial Results

COSTA MESA, CA – May 4, 2022 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended March 30, 2022

Highlights for the first quarter ended March 30, 2022 compared to the first quarter ended March 31, 2021 were as follows:

●	Total revenue was $110.1 million compared to $107.7 million.
●	System-wide comparable restaurant sales(1) increased 7.8%.
●	Income from operations was $3.3 million compared to $6.0 million.
●	Restaurant contribution(1) was $9.7 million, or 10.3% of company-operated restaurant revenue, compared to $15.2 million, or 16.1% of company-operated restaurant revenue.
●	Net income was $2.1 million, or $0.06 per diluted share, compared to net income of $4.0 million, or $0.11 per diluted share.
●	Pro forma net income(1) was $2.6 million, or $0.07 per diluted share, compared to $4.7 million, or $0.13 per diluted share.
●	Adjusted EBITDA(1) was $8.5 million, compared to $11.9 million.

(1)	System-wide comparable restaurant sales, restaurant contribution, pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Larry Roberts, Chief Executive Officer and Interim Chief Financial Officer of El Pollo Loco Holdings, Inc., stated, “While the COVID resurgence heavily impacted our sales performance in January and early February, I’m pleased that our sales bounced back in the second half of the quarter, resulting in a system-wide comparable restaurant sales growth of 7.8%. We are also encouraged that our top-line momentum has accelerated in the second quarter on the strength of our Shredded Beef Birria promotion and the implementation of new marketing strategies. While working to address the challenges of inflation and restaurant staffing, our team remains focused on executing our four strategic priorities, including culture, brand differentiation and awareness, customer service, and accelerated development. We believe these initiatives will continue to strengthen our business, improve profitability, and accelerate growth in 2022 and beyond.”

First Quarter 2022 Financial Results

Company-operated restaurant revenue in the first quarter of 2022 decreased to $94.0 million, compared to $94.2 million in the first quarter of 2021, primarily due to a $2.6 million decrease in revenue from the eight company-operated restaurants sold by the Company to an existing franchisee and a $0.5 million decrease in revenue from the closure of three restaurants during or subsequent to the first quarter of 2021. In addition, the company-operated restaurant revenue was negatively impacted by a $0.3 million decrease in revenue recognized for our loyalty points program. The decrease in company-operated restaurant sales was partially offset by a 2.3% increase in company-operated comparable restaurant sales, which consisted of an approximately 6.0% increase in average check size and a 3.5% decrease in transactions. In addition, company-operated restaurant revenue was favorably impacted by $0.7 million of sales from restaurants opened during or after the first quarter of 2021 and a $0.4 million increase from restaurants that were temporarily closed during the first  quarter of 2021 due to the COVID-19 pandemic.

Franchise revenue in the first quarter of 2022 increased 21.6% to $9.3 million, compared to $7.6 million in the first  quarter of 2021. This increase was primarily due to a 11.5% increase in franchise comparable restaurant sales, the opening of four franchise restaurants and revenue generated from eight company-operated restaurants sold by the Company to an existing franchisee subsequent to the first quarter of 2021. The increase in franchise revenue was partially offset by the closure of two franchise locations during or subsequent to the same period of the prior year.

Income from operations in the first quarter of 2022 was $3.3 million, compared to $6.0 million in the first quarter of 2021. Restaurant contribution was $9.7 million, or 10.3% of company-operated restaurant revenue, compared to $15.2 million, or 16.1% of company-operated restaurant revenue in the first  quarter of 2021. The decrease in restaurant contribution was largely due to the impact of wage increases, commodity inflation and higher operating costs, partially offset by the higher menu prices. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions."

General and administrative expenses in the first quarter of 2022 were $10.0 million, compared to $10.5 million in the first  quarter of 2021. The decrease of $0.5 million was due primarily to a $0.3 million decrease in legal and professional expenses and a $0.5 million decrease in labor related costs, primarily related to a decrease in estimated management bonus expense. This general and administrative expenses decrease was partially offset by a $0.3 million increase in other general and administrative expenses.

Net income for the first  quarter of 2022 was $2.1 million, or $0.06 per diluted share, compared to net income of $4.0 million, or $0.11 per diluted share, in the first  quarter of 2021. Pro forma net income was $2.6 million, or $0.07 per diluted share, during the first quarter of 2022, compared to $4.7 million, or $0.13 per diluted share, during the first quarter of 2021.

During the first quarter, the Company maintained its debt balance at $40.0 million and had $25.5 million in cash and cash equivalents as of March 30, 2022.

2022 Outlook

The company is providing the following expectations for 2022:

●	The opening of three to six new company-owned restaurants and six to ten new franchised restaurants.
●	Capital spend of $20.0 - $25.0 million
●	Pro forma income tax rate of 26.5%.

Key Financial Definitions

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that system-wide sales are an important figure for investors because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At March 30, 2022, there were 182 restaurants in our comparable company-operated restaurant base and 464 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.5% for the thirteen weeks ended March 30, 2022 and March 31, 2021, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the first  quarter of 2022 today at 4:30 PM Eastern Time. Larry Roberts, Chief Executive Officer and Interim Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780.  A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13729387. The replay will be available until Wednesday, May 18, 2022. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,”

“will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include our 2022 outlook and statements regarding our ability to improve growth and profitability as businesses reopen and economic activity resumes from the impacts of COVID-19, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to maintain operations in their individual restaurants; our ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; vulnerability to changes in consumer preferences and political and economic conditions; our ability to attract, develop and retain employees; vulnerability to conditions in the greater Los Angeles area and to natural disasters given the geographic concentration and real estate intensive nature of our business; the possibility that we may continue to incur significant impairment of certain of our assets, in particular in our new markets; changes to food and supply costs, especially for chicken; social media and negative publicity, whether or not valid, and our ability to respond to and effectively manage the impact of social media; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 29, 2021, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

Media Contact:

Hanna Gray, Edible

hannah.gray@edible-inc.com

323-202-1477

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended
	March 30, 2022		March 31, 2021
	$	%	$	%
Revenue:
Company-operated restaurant revenue	$93,957	85.4	$94,161	87.4
Franchise revenue	9,255	8.4	7,612	7.1
Franchise advertising fee revenue	6,836	6.2	5,948	5.5
Total revenue	110,048	100.0	107,721	100.0
Costs of operations:
Food and paper cost (1)	27,732	29.5	24,391	25.9
Labor and related expenses (1)	32,672	34.8	30,732	32.6
Occupancy and other operating expenses (1)	23,845	25.4	23,844	25.3
Company restaurant expenses (1)	84,249	89.7	78,967	83.8
General and administrative expenses	9,954	9.0	10,474	9.7
Franchise expenses	8,731	7.9	7,751	7.2
Depreciation and amortization	3,597	3.3	3,938	3.7
Loss on disposal of assets	66	0.1	26	0.0
Impairment and closed-store reserves	131	0.1	564	0.5
Total expenses	106,728	97.0	101,720	94.4

Income from operations	3,320	3.0	6,001	5.6
Interest expense, net of interest income	430	0.4	517	0.5
Income tax receivable agreement income	(130)	(0.1)	(77)	(0.1)
Income before provision for income taxes	3,020	2.7	5,561	5.2
Provision for income taxes	905	0.8	1,597	1.5
Net income	$2,115	1.9	$3,964	3.7
Net income per share:
Basic	$0.06		$0.11
Diluted	$0.06		$0.11
Weighted average shares used in computing net income per share:
Basic	36,225,747		35,795,205
Diluted	36,480,354		36,424,068

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	March 30, 2022	December 29, 2021
Selected Balance Sheet Data:
Cash and cash equivalents	$25,451	$30,046
Total assets	609,440	613,786
Total debt	40,000	40,000
Total liabilities	293,834	303,163
Total stockholders’ equity	315,606	310,623

	Thirteen Weeks Ended
	March 30, 2022	March 31, 2021
Selected Operating Data:
Company-operated restaurants at end of period	188	198
Franchised restaurants at end of period	293	283
Company-operated:
Comparable restaurant sales growth	2.3%	3.3%
Restaurants in the comparable base	182	191

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended
(Dollar amounts in thousands)	March 30, 2022	March 31, 2021
Company-operated restaurant revenue	$93,957	$94,161
Franchise revenue	9,255	7,612
Franchise advertising fee revenue	6,836	5,948
Total Revenue	110,048	107,721
Franchise revenue	(9,255)	(7,612)
Franchise advertising fee revenue	(6,836)	(5,948)
Sales from franchised restaurants	152,577	132,965
System-wide sales	$246,534	$227,126

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended
	March 30, 2022	March 31, 2021
Adjusted EBITDA:
Net income, as reported	$2,115	$3,964
Provision for income taxes	905	1,597
Interest expense, net	430	517
Depreciation and amortization	3,597	3,938
EBITDA	$7,047	$10,016
Stock-based compensation expense (a)	826	853
Loss on disposal of assets (b)	66	26
Impairment and closed-store reserves (c)	131	564
Income tax receivable agreement income (d)	(130)	(77)
Securities class action legal expense (e)	437	364
Pre-opening costs (f)	107	163
Adjusted EBITDA	$8,484	$11,909

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of long-lived and right-of-use (“ROU’) assets and closing restaurants. During the thirteen weeks ended March 30, 2022, we recorded non-cash impairment charges of $0.1 million, primarily related the long-lived assets of one restaurant in California. During the thirteen weeks ended March 31, 2021, we recorded non-cash impairment charges of $0.3 million, primarily related to the carrying value of the ROU assets of one restaurant in Texas closed in 2019 and the long-lived assets of three restaurants in California.

During the thirteen weeks ended March 30, 2022, we recognized less than $0.1 million of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

During the thirteen weeks ended March 31, 2021, we recognized $0.3 million of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(d)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen weeks ended March 30, 2022 and March 31, 2021, income tax receivable agreement income consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(e)	Consists of costs and recoveries related to the defense of securities lawsuits.
(f)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended
	March 30, 2022	March 31, 2021
Pro forma net income:
Net income, as reported	$2,115	$3,964
Provision for taxes, as reported	905	1,597
Income tax receivable agreement income	(130)	(77)
Loss on disposal of assets	66	26
Impairment and closed-store reserves	131	564
Securities lawsuits related legal expenses	437	364
Provision for income taxes	(934)	(1,706)
Pro forma net income	$2,590	$4,732
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.07	$0.13
Diluted	$0.07	$0.13
Weighted-average shares used in computing pro forma net income per share
Basic	36,225,747	35,795,205
Diluted	36,480,354	36,424,068

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended
	March 30, 2022	March 31, 2021
Restaurant contribution:
Income from operations	$3,320	$6,001
Add (less):
General and administrative expenses	9,954	10,474
Franchise expenses	8,731	7,751
Depreciation and amortization	3,597	3,938
Loss on disposal of assets	66	26
Franchise revenue	(9,255)	(7,612)
Franchise advertising fee revenue	(6,836)	(5,948)
Impairment and closed-store reserves	131	564
Restaurant contribution	$9,708	$15,194

Company-operated restaurant revenue:
Total revenue	$110,048	$107,721
Less:
Franchise revenue	(9,255)	(7,612)
Franchise advertising fee revenue	(6,836)	(5,948)
Company-operated restaurant revenue	$93,957	$94,161

Restaurant contribution margin (%)	10.3%	16.1%